EXHIBIT 99.1

For Immediate Release

PATRIOT SCIENTIFIC ACQUIRES A STAKE IN AVOT MEDIA

CARLSBAD, CA. September 8, 2008  – Patriot  Scientific Corp. (OTC BB: PTSC) today announced it has acquired nearly 20 percent of Avot Media, Sunnyvale, Ca., (www.avotmedia.com), an  innovator in real-time streaming and video delivery to mobile devices.

“Industry projections have indicated that video-enabled handsets will increase from less than five percent of the market today to more than 70 percent within a few years,” said Paul Bibeau, Vice President Business Development.  “Avot Media has differentiated technology and is making excellent progress with potential carrier customers in field trials.  Initial revenues are expected from opportunities in Asia and Europe as the global marketplace is primed for the deployment of video to mobile devices.”

“This investment expands Patriot Scientific’s focus on data sharing beyond text to include this important newly developing video sector.  We are confident that Avot Media’s technology provides a significant positive experience for the end user, eliminating the latencies and interrupted delivery of video content that exists with today’s solutions.  Avot Media’s technology is right on target with Patriot Scientific’s pursuit of cutting edge, significant software, for wireless and networking applications,” Mr. Bibeau concluded.

“Avot Media is pleased to have Patriot Scientific as a strategic investor with its strong technology experience.  We are also pleased to announce that Rick Goerner, Patriot Scientific CEO, has joined our Board of Directors,” said Atam Lalchandani, Avot Media Chairman.  “Rick’s expertise in building early stage technology companies into successes and his knowledge of the Asian market will prove very valuable as Avot Media gains market recognition in that vital sector of the world.”

About Avot Media, Inc.
Avot Media is an innovator in intelligent search, near real-time streaming and video delivery to web-enabled mobile devices. Avot Media’s solution allows users to play any web video on any web-enabled mobile device in near real-time with a high-quality image. AdVideo is an innovative video based advertising service that engages users by streaming video advertisement to mobile phones. AdVideo enables advertisers to communicate their offerings to consumers by using real-time mobile videos. Founded in 2006, the company is led by industry veterans, and is headquartered in Sunnyvale, California. For more information, visit www.avotmedia.com.

Avot Media, Avot Media logo, and AdVideo are registered trademarks of Avot Media, Inc. All other trademarks are the property of their respective owners.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation is a leading intellectual-property licensing company that developed key microprocessor technologies used in myriad wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot Scientific has recently embarked on an aggressive business expansion initiative based on selective expansion of its IP portfolio, minority investments in early-stage technology companies and full M&A. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

CONTACT:
Patriot Scientific
Angela Hartley
760/547-2700 x102

Avot Media
Denise Dorman
WriteBrain Media
630/845-4694
denise@writebrainmedia.com